EXHIBIT 23.5


                         CONSENT OF INDEPENDENT AUDITORS


The General Partner
Anita Associates:


We consent to incorporation by reference in the Joint Registration Statement on Form S-3 and related prospectus of Meditrust Corporation and Meditrust Operating Company of our report dated February 7, 1997, relating to the balance sheets of Anita Associates as of December 31, 1996 and 1995, and the related statements of income, partners' deficit and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company, and to the reference to our firm under the heading "Experts" in the Joint Registration Statement and related prospectus.


                                        KPMG Peat Marwick LLP


San Diego, California
November 11, 1997